Exhibit 99.1

Webcast:	Today, July 27, 2012 at 11:00 a.m. ET
www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	J C I R
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP SECOND QUARTER NET INCOME RISES

37.3% TO $3.9 MILLION; DILUTED EPS INCREASES 41.7% TO $0.17

NAPLES, Florida, July 27, 2012 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month and six month periods ended June 30, 2012 as summarized below.

Summary of Second Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Net revenue	$24.8	$25.5	(2.8)%	$48.1	$48.6	(1.0)%
Station operating income (SOI - non-GAAP)	10.2	9.1	11.6%	17.9	16.7	7.4%
Operating income	7.7	6.4	19.6%	12.9	11.4	13.7%
Net income	3.9	2.8	37.3%	6.3	4.4	43.7%
Net income per diluted share	$0.17	$0.12	41.7%	$0.28	$0.19	47.4%

The $0.7 million, or 2.8% decline in net revenue during the three months ended June 30, 2012, compared with the same period in 2011 primarily reflects a decline in revenues at the Company’s Fayetteville, North Carolina market cluster as well as lower revenue at the Company’s clusters in other markets.

The $1.3 million, or 19.6% year-over-year improvement in 2012 second quarter operating income, reflects a 10.4% reduction in total operating expenses during the period. The $2.0 million 2012 second quarter operating expense reduction primarily reflects a 10.9% or $1.8 reduction in station operating expenses inclusive of an $0.8 million music license fee settlement with BMI.

First quarter 2012 station operating income (SOI), a non-GAAP financial measure, rose $1.1 million, or 11.6%, to $10.2 million compared with the 2011 second quarter as the decline in station operating expenses more than offset the lower net revenue.

The 37.3% growth in 2012 first quarter net income reflects the higher operating income and a $0.6 million, or 31.5% year-over-year reduction in interest expense as a result of lower outstanding credit facility balances and the expiration of swap agreements at the end of the third quarter of 2011, which more than offset a $0.6 million, or 31.3%, increase in income tax expense. Reflecting the higher net income levels, net income per basic and diluted share for the 2012 second quarter rose 41.7% to $0.17 from $0.12 in the year-earlier period.

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Beasley Broadcast Group, 7/27/12	page 2

Please refer to the “Calculation of SOI” and “Reconciliation of SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Our second quarter revenue performance principally reflects overall industry weakness in the first month of the quarter, a revenue decline at our Fayetteville cluster partially related to lower levels of auto advertising and lower revenue in the Ft. Myers market due to the fact that in the year ago period we hosted a concert. While net revenue was down mid single digits in April, low single digit revenue growth resumed in May and June and extended through July. The Company’s streamlined operating structure and ongoing expense management initiatives combined with a music license fee settlement drove the $1.1 million rise in 2012 second quarter SOI. On a reported basis, second quarter SOI margins rose to 41.0% up from 35.7% in the same quarter last year. However, even excluding the benefit of the music license fee settlement, 2012 second quarter SOI margins remained strong and would have been 37.9% or more than 200 basis points over last year’s levels.

“Our focus on core programming is delivering ratings strength in many markets while we concurrently expand our on-air and digital advertising platforms. We also continue to strengthen our balance sheet and capital structure and during the second quarter, we made repayments totaling $3.2 million against the credit facility, which reduced total bank debt to $120.2 million at June 30, 2012 from $135.7 million at the end of last year’s second quarter. We ended the second quarter with our lowest leverage ratio in over ten years and remain committed to using cash from operations to further lower debt and other initiatives which can enhance shareholder value.”

Webcast Information

The Company will host a webcast today, July 27, 2012, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 42 stations (26 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to two FM stations in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

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Beasley Broadcast Group, 7/27/12	page 3

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2011. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of July 27, 2012, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 7/27/12	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net revenue	$24,790,965	$25,514,187	$48,089,573	$48,566,289

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	14,634,886	16,417,577	30,140,190	31,849,558
Corporate general and administrative (including stock-based compensation) (3)	1,940,349	2,042,147	3,980,694	4,099,003
Depreciation and amortization	516,452	616,061	1,030,501	1,235,253

Total operating expenses	17,091,687	19,075,785	35,151,385	37,183,814
Operating income	7,699,278	6,438,402	12,938,188	11,382,475

Non-operating income (expense):
Interest expense	(1,265,985)	(1,847,733)	(2,612,156)	(4,214,572)
Other income (expense), net	(89,374)	113,798	(15,068)	114,593

Income before income taxes	6,343,919	4,704,467	10,310,964	7,282,496
Income tax expense	2,482,849	1,891,648	4,041,898	2,920,281

Net income	$3,861,070	$2,812,819	$6,269,066	$4,362,215

Basic net income per share	$0.17	$0.12	$0.28	$0.19

Diluted net income per share	$0.17	$0.12	$0.28	$0.19

Basic common shares outstanding	22,674,258	22,601,496	22,657,742	22,582,884

Diluted common shares outstanding	22,733,063	22,651,201	22,707,464	22,637,976

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $4,741 and $9,420 for the three months ended June 30, 2012 and 2011, respectively and $7,512 and $22,650 for the six months ended June 30, 2012 and 2011, respectively.
(3)	Includes stock-based compensation of $103,322 and $162,561 for the three months ended June 30, 2012 and 2011, respectively and $230,444 and $302,910 for the six months ended June 30, 2012 and 2011, respectively.

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Beasley Broadcast Group, 7/27/12	page 5

Selected Balance Sheet Data – Unaudited

(in thousands)

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$15,397	$13,610
Working capital	21,694	19,789
Total assets	257,602	254,989
Long term debt, less current installments	113,226	119,885
Total stockholders’ equity	$79,954	$73,647

Selected Statement of Cash Flows Data – Unaudited

	Six Months Ended June 30,
	2012	2011
Net cash provided by operating activities	$9,164,142	$8,895,402
Net cash used in investing activities	(623,633)	(1,284,808)
Net cash used in financing activities	(6,753,350)	(6,363,379)

Net increase in cash and cash equivalents	$1,787,159	$1,247,215

Calculation of SOI – Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue	$24,790,965	$25,514,187	$48,089,573	$48,566,289
Station operating expenses	(14,634,886)	(16,417,577)	(30,140,190)	(31,849,558)

SOI	$10,156,079	$9,096,610	$17,949,383	$16,716,731

Reconciliation of SOI to Net Income – Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
SOI	$10,156,079	$9,096,610	$17,949,383	$16,716,731
Corporate general and administrative	(1,940,349)	(2,042,147)	(3,980,694)	(4,099,003)
Depreciation and amortization	(516,452)	(616,061)	(1,030,501)	(1,235,253)
Interest expense	(1,265,985)	(1,847,733)	(2,612,156)	(4,214,572)
Other income (expense), net	(89,374)	113,798	(15,068)	114,593
Income tax expense	(2,482,849)	(1,891,648)	(4,041,898)	(2,920,281)

Net income	$3,861,070	$2,812,819	$6,269,066	$4,362,215

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